Exhibit 10.1

PURCHASE & SALE AGREEMENT

This PURCHASE & SALE AGREEMENT (this “Agreement”) is entered into and effective as of the 30th day of December, 2016 (the “Effective Date”), between Total Belief Limited (“Seller”), a British Virgin Islands limited liability company with its principal office at Room 1402, 14/F, New World Tower I, 16-18 Queen’s Road Central, Hong Kong and a direct wholly-owned subsidiary of New Times Energy Corporation Limited (“NTE”), a Bermuda limited liability company whose shares are listed on the Main Board of The Stock Exchange of Hong Kong Limited, and Foothills Exploration Operating, Inc. (“Buyer”), a corporation organized under the laws of Nevada, with its principal office at 633 17th Street, Suite 1700-A, Denver, Colorado 80202 In this Agreement, Buyer, and Seller sometimes are referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Seller owns the following companies: (1) Clear Elite Holdings Limited (“CEH”), a British Virgin Islands limited liability company, a direct wholly-owned subsidiary of Seller and owner of 100% of the membership interests of Golden Giants Limited, a British Virgin Islands limited liability company (“GGL”), which owns (a) 100% of the membership interests of NTE-Utah, LLC, a Delaware limited liability company (“NTE-Utah”), which owns 100% of the membership interests of Tiger Energy Operating, LLC (“TEO”), a Nevada limited liability company, which owns 100% of the membership interests of Tiger Energy Mineral Leasing, LLC (“TEML”), a Nevada limited liability company, with owned assets described and set forth on Exhibit A attached hereto and incorporated herein by reference, and (b) 750 units of membership interests (representing 75% total equity ownership) of Tiger Energy Partners International, LLC (“TEPI”), a Nevada limited liability company with owned assets described and set forth on Exhibit B attached hereto and incorporated herein by reference; (2) Prominent Sino Holdings Limited (“PSH”) and (3) Value Train Investments Limited (“VTI”), each a British Virgin Islands limited liability company, and each a direct wholly-owned subsidiary of Seller, and that together own 55.63% of the shares of Grey Hawk Exploration, Inc. (“Grey Hawk”), a British Columbia, Canada company, constituting ownership of 13,166,667 Grey Hawk common shares (without value) (the “GH Shares”), which shares are described and set forth on Exhibit C as attached hereto and incorporated herein by reference. CEH (inclusive of NTE-Utah and of TEPI), PSH and VTI are hereinafter collectively referred to as the “Target Companies” and each individually as a “Target Company”;

WHEREAS, Seller’s interests in the Target Companies constitute: 100 ordinary shares (representing 100% total equity ownership) of CEH; 100 ordinary shares (representing 100% total equity ownership) of PSH; and 100 ordinary shares (representing 100% total equity ownership) of VTI (collectively the “Membership Interests”);

WHEREAS, no other entity or person has any option or right to purchase or otherwise acquire any equity interest or ownership right in any of the Target Companies or their assets except as may be otherwise herein expressly disclosed;

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WHEREAS, Seller desires to sell, transfer and convey to Buyer and Buyer desires to purchase the entirety of Seller’s Membership Interests in the Target Companies, constituting all of the ownership interest and claims that Seller has or may have in the Target Companies upon the terms and conditions herein set forth (the “Transaction”);

WHEREAS, Buyer desires to pay for the Membership Interests, and Seller desires to accept payment for the Membership Interests; and

WHEREAS, Seller and Buyer desire to make the representations, warranties and covenants contained in this Agreement in connection with the Transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

SECTION TWO

CONSIDERATION

As consideration for the Membership Interests, at Closing, or before, Buyer shall pay or cause to be paid to Seller a total purchase price of Ten Million Seven Hundred Fifty Thousand and No/100s US Dollars ($10,750,000) (the “Purchase Price”) delivered as follows:

(a)	Concurrent with Closing, Buyer will, by wire transfer of promptly available funds, pay or cause to be paid to Seller a cash payment of Seventy-Five Thousand and No/100s US Dollars ($75,000) to such account or accounts as Seller designates in writing. Following execution of this Agreement, but not later than ten (10) Business Days following the Closing Date, Buyer will, by wire transfer of promptly available funds, pay or cause to be paid to Seller, a cash payment of Six Hundred Seventy-Five Thousand and No/100s US Dollars ($675,000), to such account or accounts as Seller designates in writing, For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday, legal holiday in the State of Colorado or day on which banking institutions in the State of Colorado are authorized or obligated by law to close.

(b)	Four Million and No/100s US Dollars ($4,000,000) of the Purchase Price shall be paid to Seller not later than ten (10) business days following the Closing Date in the form of 2,083,334 shares of common stock (the “FEI Common Stock”) of Buyer’s publicly-traded parent, Foothills Exploration, Inc. (OTC.QB: FTXP) (“FEI”), the Parties jointly agreeing that the quantity of FEI Common Stock is based upon a market price per share of One and 92/100s US Dollars ($1.92).

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(c)	At Closing, Buyer shall issue and deliver to Seller, a promissory note in the form attached hereto as Exhibit D in the principal amount of Six Million and No/100s US Dollars ($6,000,000) (the “Buyer Promissory Note”). The Buyer Promissory Note shall have a term of eighteen (18) months from the Closing Date, shall accrue no interest during its term and shall be due and payable upon maturity. Buyer shall acquire the Target Companies subject to their respective debt obligations (excluding any and all obligations under that certain promissory note, dated as of 28 July 2016, that is attached hereto as Exhibit E, as issued by GGL to Novastar Capital Limited, a British Virgin Islands limited liability company (“Novastar”), in the original principal amount of US$3,422,353 (the “GGL Promissory Note”)). Upon delivery of the Buyer Promissory Note to Seller, Novastar and Seller have agreed that the GGL Promissory Note shall be deemed to have been satisfied in full and wholly discharged as to GGL, with Novastar looking solely to Seller for any payment thereon. See Exhibit F attached hereto.

SECTION THREE

CLOSING

The closing of the Transaction (the “Closing”) provided for in this Agreement shall be at the offices of Husch Blackwell LLP, attorneys for Buyer, at 1700 Lincoln Street, Suite 4700, Denver, Colorado 80203, as soon as practicable after all of the Conditions Precedent set forth in Sections Six and Seven of this Agreement have been satisfied (the “Closing Date”), or at such other place and time as agreed to by the Parties.  Seller’s interests in the Target Companies shall be deemed in all respects transferred, conveyed, assigned and sold to and owned by Buyer as of the Closing Date and the Parties shall execute and deliver such further instruments or documents to effect the intent and agreement of the Parties as may be appropriate.

SECTION FOUR

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

(d)	Seller, at the Closing Date, shall have full and valid title to the Membership Interests to be delivered by Seller, and there will be no existing impediment to the sale and transfer of those Membership Interests. On delivery of the Membership Interests to the Buyer as contemplated under this Agreement, the Membership Interests shall be free and clear of all liens, charges, claims and encumbrances, and shall be legally issued, fully paid, and nonassessable shares or membership interests of the Target Companies. The Membership Interests shall constitute all of the issued and outstanding Membership Interests of each of the Target Companies existing as of the Closing Date and no other entity or person shall have any option or other right to acquire any equity interest in or to the Target Companies.

(e)	Seller has the full and sole right, power, legal capacity, and authority to enter into this Agreement and to sell and to deliver to Buyer the Membership Interests and Seller has no other ownership in the Target Companies other than the Membership Interests and has no claims against the any of the Target Companies except as may be herein set forth.

(f)	Seller is a British Virgin Islands Company, duly organized and validly existing and in good standing under the laws of the jurisdiction.

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(g)	The execution and delivery of this Agreement by Seller has been duly authorized by proper corporate action, and on the Closing Date Seller will have all necessary corporate power and authority to consummate the Transaction contemplated by this Agreement.

(h)	Each of the Target Companies are entities duly organized and validly existing and in good standing under the laws of their respective jurisdictions of organization or formation, as applicable, and each of the Target Companies has all of the powers necessary to engage in the business in which each is presently engaged.

(i)	Seller understands and acknowledges that with respect to the shares of Common Stock to be received from Buyer in connection with the Transaction:

(i)	Said shares of Common Stock are “restricted securities” within the meaning of the federal securities laws that have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law and Seller is receiving the Common Stock as principal for its own account and not with a view to, or for, distributing or reselling such Common Stock or any part thereof in violation of the Securities Act or any applicable state securities laws;

(ii)	The certificate or certificates evidencing the Common Stock shall bear a legend, in block letters, identifying the shares as restricted stock substantially in the following form: The shares common stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (“securities Act”). These shares have been acquired for investment and not with a view to distribution or resale, and may not be mortgaged, pledged, hypothecated, or otherwise transferred without an effective registration statement for such shares under the Securities Act or an opinion of counsel for the corporation that registration is not required under such act.

(iii)	The Common Stock shall be subject to a lock up period of twelve (12) months from the date of issuance, during which period the Common Stock may not be sold or, except as otherwise permitted by law, rule or regulation, transferred. The certificate or certificates evidencing the Common Stock also shall bear an appropriate legend evidencing this lock up restriction.

(iv)	The Common Stock shall be designated as voting stock, but Seller shall, and hereby does, forever and for all purposes, to the fullest extent permitted under applicable law and the corporate governance documents of FEI, grant to Buyer Seller’s proxy for all votes to which Seller would be entitled as a result of its ownership of the Common Stock and Seller unconditionally agrees to execute all such documents, whether before or after the Closing Date, to effectuate the intent of this Section.

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(j)	The Target Companies have rights to all of their property and assets, including the property and assets reflected in the above-described balance sheet, except property and assets disposed of since that date in the ordinary course of business. In all instances, and except as set forth on Schedule 4(h) or as otherwise set forth in this agreement, the remaining property and assets are subject to no mortgage, pledge, lien, conditional sales agreement, lease, encumbrance, or charge that is not disclosed on the balance sheet, except minor liens of a character that in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto, or materially impair the operations of the Target Companies and there are no contingent liabilities of any of the Target Companies that would materially impair the Target Companies’ ability to execute the Transaction. Notwithstanding the foregoing, Seller expressly discloses to Buyer a certain BIA Administrative Appeal and a Ute Indian Tribe Global Settlement Agreement, each of which does or may affect title to some, all or none of the property and assets of the Target Companies, which are attached hereto as Exhibit G and Exhibit H, respectively, and incorporated by reference. Seller further expressly states and acknowledges that the acquisition by TEML of assets in connection with the Rio Capital transaction did create, or may have created, a cloud on title to those assets or other assets of Seller.

(k)	Since the date of the balance sheet, there have been no changes in the nature of the business of the Target Companies, or in their financial condition, property, or assets, other than changes in the ordinary course of business. Further, the Target Companies have not incurred any obligations or liabilities, or made any disbursements, other than those in the ordinary course of business.

(l)	The Target Companies are not a party to any employment contract with any officer or director, or to any lease, contract, or agreement not negotiated in the ordinary course of business.

(m)	The Target Companies are not a defendant, or a plaintiff against whom a counterclaim or cross-complaint has been asserted, in any litigation, pending or threatened, neither has any material claim been made or asserted against any Target Company, nor are there any proceedings involving company threatened by or pending before any federal, state, or municipal government, or any department, board, body, or agency thereof, except the following actions: (1) that certain action styled as Peak Well Service, LLC v. Tiger Energy Operating, LLC, Case No. 2:16-cv-000951-EJF, in the United States District Court, District of Utah; and (2) that certain action styled SCI Welding & Oilfield Services, Inc. v. Tiger Energy Operating, LLC, pending in the District Court of the Eighth Judicial District, In and For Duchesne County (Roosevelt, State of Utah. In addition, Seller expressly discloses to Buyer that certain Modification to Stipulated Order, in Case No. S1/TA-102, before the State of Utah Department of Natural Resources, Division of Oil, Gas & Mining, a copy of which is attached hereto as Exhibit I and incorporated by reference.

(n)	The Target Companies are not in violation of any provisions of their articles of incorporation, organization, or bylaws or any provision of law, and neither has any Target Company defaulted under any agreement or other instrument to which said Target Company is a party or by which company is bound, other than those of an immaterial or insubstantial nature.

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(o)	The Target Companies are not in default in payment of any of their obligations that are not revealed in the most recent balance sheet furnished to Buyer.

(p)	The Target Companies have duly and timely filed all state, federal, and local tax returns.

(q)	No other party has any right, contingent, present, or otherwise, to acquire any of the Membership Interests.

(r)	Prior to the Closing Date, the Target Companies have not paid or declared any dividends, or made any distributions in respect of, or issue, purchase, or redeem, any of its outstanding capital stock or any securities that evidence the right to purchase, or that are convertible into, common stock.

(s)	Following the Closing, Seller shall promptly turn over to Buyer all of the books and records of the Target Companies, including, but not limited to, minute and stock books, accounting books and records, tax returns, legal files and operations materials, relating to the assets and business of the Target Companies.

SECTION FIVE

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

(a)	Buyer is a corporation, duly organized and validly existing and in good standing under the laws of Nevada.

(b)	The execution and delivery of this Agreement by Buyer has been duly authorized by proper corporate action, and on the Closing Date Buyer will have all necessary corporate power and authority to consummate the Transaction contemplated by this Agreement.

(c)	FEI is a corporation, duly organized and validly existing and in good standing under the laws of Delaware.

(d)	The shares of FEI Common Stock to be issued to Seller pursuant hereto have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable shares of capital stock and subject to no preemptive rights.

(e)	FEI has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as FEI was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and to the knowledge of FEI none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(f)	To the knowledge of FEI , it has no liabilities, obligations, or commitments of any material nature, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise except those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount.

(g)	Other than in the ordinary course of business consistent with past practice, there has not been, with respect to FEI, any event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on FEI or Buyer’s ability to consummate the Transaction.

SECTION SIX

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Unless waived in writing by Seller, Seller’s obligation to perform and complete the Transaction provided for under this Agreement shall be subject to Buyer performing, on or before the Closing Date, all acts required of Buyer including delivery of the Purchase Price in the manner described in Section Two above, and shall be further subject to the material accuracy of the representations and warranties of Buyer contained in the Agreement, and to the further condition that Buyer shall deliver to Seller, on the Closing Date:

(a)	A certificate from an officer of Buyer to the effect that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date.

(b)	Buyer will have obtained at least Two Million Two Hundred Fifty Thousand and No/100s US Dollars ($2,250,000) in financing on or within ten (10) Business Days following the Closing Date.

SECTION SEVEN

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Unless waived in writing by Buyer, Buyer’s obligation to perform and complete the Transaction provided for in this Agreement shall be subject to Seller performing, on or before the Closing Date, all acts required of Seller, and shall be further subject to the material accuracy and correctness of the representations and warranties of Seller contained in this Agreement, and to the further conditions that:

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(a)	On or before the Closing Date, Seller shall have caused the resignation of all of the officers and directors of the Target Companies.

(b)	Seller shall deliver to Buyer, on the Closing Date, a certificate from an officer of Seller to the effect that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date.

(c)	Seller shall deliver, in form and substance in a manner acceptable to Buyer and its counsel, all original instruments and certificates of ownership, and transfer documents, that will assure full and complete title and control of the Target Companies and their tangible and intangible properties, cash accounts and receivables wherever held, and business operations to Buyer.

(d)	Buyer will have obtained at least Two Million Two Hundred Fifty Thousand and No/100s US Dollars ($2,250,000) in financing on or within ten (10) Business Days following the Closing Date.

SECTION EIGHT

INDEMNITY WITH RESPECT TO TAXES

(a)	Seller shall indemnify Buyer and the Target Companies against any and all loss, liability, and expense, including attorney’s fees, resulting from or arising out of taxes levied, imposed, or assessed by any governmental authority, with respect to the income and operations of the Target Companies for all taxable periods ending prior to the Closing Date. For all taxable periods ending on or prior to the Closing Date, Seller shall be granted full power and authority to take any and all action with respect to proceedings relating to the taxes, including the right to settle, compromise, and dispose of the proceedings in the name of the Target Companies. Seller shall be entitled to the benefit of any refunds and credits for taxes for those periods.

(b)	Buyer shall indemnify Seller, against any and all loss, liability, and expense, including attorney’s fees, resulting from or arising out of taxes levied, imposed, or assessed by any governmental authority, with respect to the income of the Target Companies for all periods commencing after the Closing Date.

SECTION NINE

EXPENSES OF SALE

Whether or not the Transaction is consummated, any cost or expense incurred in connection with this Agreement and the Transaction must be paid by the Party incurring such cost or expense.

SECTION TEN

NO BROKERAGE FEES

Buyer and Seller each represent that neither has employed any broker or entered into any agreement for the payment of any fees, compensation, or expenses to any person, firm, or corporation in connection with the Transaction. Each shall indemnify the others against any such fees, compensation, or expenses that may be incurred, particularly any claim for a finder’s fee.

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SECTION ELEVEN

NOTICES

Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

To the Seller:

Mr. Stewart Cheng / Mr. Tommy Cheng / Mr. Albert Lai

Director / Director / Financial Controller

Total Belief Limited

Room 1402, 14/F, New World Tower I,

16-18 Queen’s Road Central, Hong Kong

(Fax No.: +852 3106-3834)

To the Buyer:

Mr. B.P. Allaire

President

Foothills Exploration Operating, Inc.

633 17th Street, Suite 1700-A

Denver, CO 80202

(Fax No.: +1 720-449-7479)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.

SECTION TWELVE

BINDING EFFECT

This Agreement shall inure to the benefit of and be binding on Buyer and Seller and their respective heirs, executors, administrators, successors, and assigns. All representations and warranties shall survive the Closing of the Transaction under this Agreement.

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SECTION THIRTEEN

CONFIDENTIALITY

For the purposes of this Agreement “Confidential Information” means all information relating to the disclosing Party (including without limitation, all such information concerning or relating to the disclosing Party’s assets, liabilities, businesses, customers, suppliers, product formulations, manufacturing, sources of raw materials, information on employee compensation, suppler agreements, or pricing of finished and raw materials) furnished by or on behalf of the disclosing Party or its representatives, or learned or obtained in any fashion by the other Party in connection with visits to the disclosing Party’s facilities (which information learned or obtained in connection with such visits shall be deemed disclosed by the disclosing Party), whether furnished, learned or obtained before or after the date hereof, and whether oral, written or electronic. Confidential Information shall include all information of the types described above, regardless of the manner or form in which it is furnished, learned or obtained, and includes, without limitation, all data, reports, interpretations, forecasts and records containing or otherwise reflecting any of such information, whether prepared by the disclosing Party or others, and any summaries, analyses or other documents created by the disclosing Party or others which refer to, relate to, discuss, constitute, or embody all or any portion of any of such information. The term Confidential Information shall not include, however, information that: (a) is or becomes generally available to the public other than as a result (directly or indirectly) of a disclosure or other action by the receiving Party; (b) was in the receiving Party’s possession and obtained on a non-confidential basis prior to the disclosure thereof by the disclosing Party; or (c) becomes available to the receiving Party on a non-confidential basis from a Person other than the disclosing Party who is not otherwise bound by any obligation of confidentiality with respect thereto.

Each Party agrees not to disclose, and to take reasonable actions to ensure its employees do not disclose, the Confidential Information of the other Party to any other Person; provided, however a Party may disclose Confidential Information (i) to such Party’s representatives who have agreed not to disclose the Confidential Information and then only to the extent such representatives need to know such Confidential Information in connection with its evaluation of the Transaction, (ii) to governmental authorities, but only to the extent such disclosure to the governmental authority is required by any applicable legal requirement, or (iii) to such other persons to the extent required pursuant to any applicable legal requirement.

The Parties agree to use the same degree of care when protecting the Confidential Information of the other Party that it uses with regard to its own Confidential Information, but in no event may a Party use less than a reasonable degree of care.

Notwithstanding anything to the contrary herein, each of the Parties acknowledges and agrees that the other Party, or the other Party’s affiliates, may, as required by applicable state or federal law, disclose all or any part of this Agreement, including the Exhibits hereto.

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SECTION FOURTEEN

GOVERNING LAW; VENUE; ATTORNEY FEES

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW. Each Party hereto hereby irrevocably submits to the jurisdiction of and venue in state and federal courts in the City and County of Denver, Colorado, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transaction, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the chosen court or that venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by the chosen court, and each Party hereto hereby irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined solely in the chosen court. The Parties hereby consent to and grant the chosen court jurisdiction over the person of such Parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

SECTION FIFTEEN

INDEMNIFICATION

Subject to the provisions contained in this Section Fifteen, from and after the Closing Date, Seller shall indemnify, defend and hold Buyer, its affiliates and their respective directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Buyer Indemnified Parties”), harmless from and against, and pay to each relevant Buyer Indemnified Party the amount of, any and all losses incurred by such Buyer Indemnified Party based upon, attributable to or resulting from any breach of any of the representations or warranties made by Seller in this Agreement and the breach of any covenant or other agreement of Seller contained in this Agreement.

Subject to the provisions contained in this Section Fifteen from and after the Closing Date, Buyer shall indemnify, defend and hold Seller, its affiliates and its respective directors, officers, shareholders, partners, members, employees, attorneys, accountants, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties”), harmless from and against, and pay to Seller Indemnified Party the amount of, any and all losses incurred by Seller Indemnified Party based upon, attributable to or resulting from any breach of the representations or warranties made by Purchaser in this Agreement and the breach of any covenant or other agreement of Purchaser contained in this Agreement.

Notwithstanding the foregoing, neither Party will be liable with respect to any claim involving the gross negligence, willful misconduct, or bad faith of any other Party and notwithstanding anything set forth above the amount of any indemnification hereunder shall not exceed the Purchase Price.

SECTION SIXTEEN

LEGAL ADVICE; INTERPRETATION

All Parties acknowledge and agree that they have obtained their own independent legal advice prior to the execution of this Agreement. In interpreting this Agreement, the Parties agree that the provisions of this Agreement shall be construed in an evenhanded manner and shall not be construed against either Party on this basis of which Party drafted this Agreement or section hereof. Each Party acknowledges it has had an opportunity to consult with an attorney in connection with the drafting and negotiation of this Agreement.

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SECTION SEVENTEEN

ASSIGNMENT

Except in the case of an assignment between the parent and a subsidiary of the assigning Party, this Agreement is not assignable by operation of law or otherwise without the prior written consent of the other Party hereto. Any purported assignment of this Agreement not in accordance with the terms of this Section Seventeen will be void ab initio.

SECTION EIGHTEEN

ENTIRE AGREEMENT

This Agreement (including the Exhibits hereto) constitutes the entire agreement among the Parties, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the Parties, with respect to the subject matter hereof.

SECTION NINETEEN

AMENDMENT; WAIVER

Subject to applicable law, this Agreement may be amended, modified or supplemented only by means of a written instrument duly executed by each of the Parties hereto. The failure of any Party to seek redress for any violation, or to insist upon the strict performance, of any provision of this Agreement shall not prevent any Party from seeking redress for any subsequent act, or failure to act, or to insist upon the strict performance of this Agreement. No single or partial exercise by a Party of any right or remedy hereunder shall preclude other or further exercise thereof or the exercise of any other right or remedy.

SECTION TWENTY

SPECIFIC PERFORMANCE

The Parties agree that irreparable damage would occur if any provision contained in this Agreement were not performed in accordance with its terms. Each Party waives any requirement that the Party seeking specific performance post any bond in connection therewith.

SECTION TWENTY-ONE

NO THIRD-PARTY BENEFICIARIES

Except as otherwise expressly provided herein, this Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any person other than the Parties who are signatories hereto.

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SECTION TWENTY-TWO

SEVERABILITY

If any one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the offending provision or provisions shall be reformed, and the remaining provisions interpreted, so as to give effect, to the maximum extent permissible, to the agreement of the Parties as set out herein.

SECTION TWENTY-THREE

FURTHER ASSURANCES

The Parties shall, from time to time and upon reasonable request, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments, and take such other action, as may be necessary or advisable to carry out their respective obligations under this Agreement, and the obligations of Buyer, or Buyer’s affiliates, in connection therewith, including legal, accounting and regulatory requirements.

SECTION TWENTY-FOUR

COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by electronic means, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or agents thereunto duly authorized.

For and on behalf of

SELLER:

TOTAL BELIEF LIMITED,
a British Virgin Islands limited liability company

By:

Name:

Title:

BUYER:

FOOTHILLS EXPLORATION OPERATING, INC.,
a Nevada Corporation

By:

Name:

Title:

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EXHIBIT A

TEO & TEML ASSETS

Assets Owned by TEO:	The following assets are owned by Tiger Energy Operating, LLC (“TEO”): OIL & GAS LEASES:

County	Acreage	Section	twp	rge	Comments	WI	NRI
Uintah	40 Acres	16	9S	20E	SW ¼ NW ¼	100%	80%
Uintah	120 Acres	16	9S	20E	E ½ NE ¼, SW ¼ NE ¼	100%	80%
Uintah	40 Acres	8	9S	20E	SE ¼ SE ¼	100%	80%
Uintah	80 Acres	17	9S	20E	N ½ NW ¼	100%	80%

WELL DESCRIPTIONS:

Name	API	Section	twp	rge	Federal Lease #	WI	NRI
Duck Creek 7-16 GR	43-047-3051	16	9S	20E	38397	100%	80%
Duck Creek 17-16 GR	43-047-30654	16	9S	20E	38399	100%	80%
Duck Creek 8-16 GR	43-047-30628	16	9S	20E	38397	100%	80%
Duck Creek 32-17GR	43-047-30810	17	9S	20E	38400	100%	80%
Duck Creek 50-17GR	43-047-30996	17	9S	20E	38400	100%	80%
Duck Creek 51-8 GR	43-047-31038	8	9S	20E	38397	100%	80%

UNITIZED WELL DESCRIPTION:

Name	API	Section	TWP	RGE	Federal Lease #
Duck Creek 16-16		16	9S	20E

OIL AND GAS BONDS:

•	United States Department of the Interior Bureau of Land Management Statewide Personal Oil and Gas Bond #UTB000525 in the amount of $25,000.00;

•	United States Department of the Interior Bureau of Indian Affairs unnumbered Nationwide Oil and Gas Lease Bond in the amount of $150,000.00;

•	State of Utah Department of Natural Resources Division of Oil, Gas and Mining Surety Bond # RLB0015170 in the amount of $120,000.00

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CASH IN THE BANK:

•	All cash balances in all company bank accounts

Assets Owned by TEML:	This is a summary of oil and gas interests owned by Tiger Energy Mineral Leasing, LLC (“TEML”):

Oil & Gas Well Interest Owned:

•	Blacktail Ridge Project – Bill Barrett Corporation #5-9D-46 BTR Well, Section 9, T-4S, R-6W, Duchesne County, Utah

•	Blacktail Ridge Project – Bill Barrett Corporation #7-8-46 BTR Well, Section 8, T-4S, R-6W, Duchesne County, Utah

•	Blacktail Ridge Project – Bill Barrett Corporation #11-8D-46 BTR Well, Section 8, T-4S, R-6W, Duchesne County, Utah

Oil & Gas Lease Right & Options Owned:

Ladysmith Prospect:

•	WYW-172309 – 40% Working Interest in lands covering 1,000 acres described as: 29N-96W Section 19: SENE, SE; Section 20: S2N2, S2; Section 21: SWNW, W2SW, SESW; Section 30: NE, Fremont County, Wyoming

•	WYW-173238 – 40% Working Interest in lands covering 2,060.80 acres described as:
29N-96W
Section 19: E2SW;
Section 21: SENE, SE;
Section 28: All
Section 29: All
Section 30: Lots 1-4, NENW, E2SW, SE
Fremont County, Wyoming

All Rights and interests pertaining to the Rio Capital Acquisition dated September 25, 2014:

•	Oil and gas leases in the Altamont-Bluebell field located in Duchesne and Uintah Counties, Utah

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EXHIBIT B

TEPI ASSETS

Asset Owned by TEPI:

•     All rights and interests pertaining to the Global Settlement Agreement (“GSA”) for the Uintah and Ouray Reservation between Mountain Oil & Gas, Inc. and the MOG Entities (Craig Phillips) and the Ute Indian Tribe of the Uintah and Ouray Reservation, dated December 22, 2014; this GSA is the subject of an administrative approval request made to the BIA that is expected to be received in the first quarter of 2016, and when approved, as to which no assurance can be given, additional funds will be required to complete the transactions therein describe;

•     All rights and interests acquired in the Purchase and Sale Agreements between TEPI and Mountain Oil & Gas, Inc. dated April 16, 2012 and December 18, 2012;

•     All cash held in the IOLTA Trust Fund Account with Hall Estill law firm;

•     $240,000 cash held in escrow by the law firm of Lear & Lear, LLP for State of Utah Department of Natural Resources Division of Oil, Gas and Mining (DOGM);

•     All cash balances in all company bank accounts.

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EXHIBIT C

GREY HAWK EXPLORATION, INC.

The Seller, through its subsidiaries, owns the following shares of Grey Hawk Exploration, Inc., a British Columbia, Canada, based company being delivered to Buyer:

Subsidiary Name	Number

Prominent Sino Holdings LTD	9,666,667 shares

Value Train Investments LTD	3,500,000 shares

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EXHIBIT D

FORM OF BUYER PROMISSORY NOTE

19

EXHIBIT E

GGL PROMISSORY NOTE

20

EXHIBIT F

NOVASTAR AGREEMENT

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SCHEDULE 4(h)

Mortgages, Liens and Encumbrances

None.

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